 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. 1)

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Filed by a Party other than the Registrant	☐
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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
ACV AUCTIONS INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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ACV AUCTIONS INC.
AMENDMENT TO DEFINITIVE PROXY STATEMENT RELATING TO
THE 2025 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 28, 2025

EXPLANATORY NOTE
This proxy statement amendment (this ‘‘Amendment”) updates and amends our definitive proxy statement (the ‘‘Proxy Statement’’) filed with the Securities and Exchange Commission on April 17, 2025 by ACV Auctions Inc. (“we,” “us,” “our,” “ACV,” “ACV Auctions,” or the “Company”) regarding the 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) to be held on May 28, 2025 at 4:00 p.m., Eastern Time in a virtual-only meeting format, via live webcast available at www.proxydocs.com/ACVA.
Except as updated by this Amendment, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at the 2025 Annual Meeting. Capitalized terms not defined in this Amendment have the meanings set forth in the Proxy Statement. This Amendment, the Notice of Annual Meeting of Shareholders, the Proxy Statement and the 2024 Annual Report on Form 10-K are available on investors.acvauto.com. From and after the date of this Amendment, all references to the “Proxy Statement” are to the Proxy Statement as amended hereby. The Proxy Statement contains important information, and this Amendment should be read in conjunction with the Proxy Statement.
If you have already voted and would like to change or revoke your vote on any proposal, please refer to the disclosure in the Proxy Statement under “Questions and Answers About the Meeting and Voting—How Do I Vote if I Am a Shareholder of Record?,” “—How Do I Vote if I Am a Beneficial Owner of Shares?” and “—How Do I Change or Revoke my Proxy?” for more information.
The primary purpose of this Amendment is to update the section of the Proxy Statement pertaining to the description of how broker non-votes and abstentions are counted and the voting requirement with respect to each proposal, which is amended and replaced with the following language:
HOW ARE BROKER NON-VOTES AND ABSTENTIONS COUNTED?
A broker non-vote happens when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from its clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on “routine” matters. Where a proposal is not “routine,” a broker who has not received instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal. At the 2025 Annual Meeting, only the ratification of the appointment of our independent registered public accounting firm (Ernst & Young) is considered a routine matter. All other proposals are considered “non-routine,” and your broker will not have any discretion to vote on these proposals.
Broker non-votes and abstentions by shareholders from voting (including brokers holding their clients’ shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. With respect to Proposal 1, broker non-votes and withheld votes will have no effect and abstentions are not applicable. With respect to Proposal 2, broker non-votes and abstentions will have the effect of votes against the proposal. With respect to Proposals 3 and 4, because broker non-votes and abstentions are not votes cast affirmatively or negatively, they will have no effect on the approval of either proposal. Proposal 5 is a “routine” matter, so brokers may vote shares if not instructed by the proxyholder and as a result we do not expect broker non-votes on this proposal.
WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS, AND HOW ARE VOTES COUNTED?
For Proposal 1, the two nominees receiving the most “FOR” votes will be elected. For Proposal 2, the proposal must receive “FOR” votes from the holders of at least 66 2/3% of the voting power of the outstanding shares of common stock. For Proposals 3 through 5, the proposal must receive “FOR” votes from the holders of shares representing a majority of the voting power of the outstanding shares of common stock present virtually or represented by proxy and voting affirmatively or negatively.